Exhibit 10.2

January 12, 2018
Mr. Robert G. Miller
c/o Albertsons Companies, Inc.
250 Parkcenter Blvd.
Boise, ID 83706

RE:    Employment Agreement
Dear Bob:
Reference is made to the employment agreement between you and AB Acquisition LLC ("Holdings"), dated March 13, 2006, together with Exhibit A thereto, as amended to date, including the amendment dated March 6, 2014, together with Exhibit A thereto, and the amendment, dated December 3, 2017 (together, your "Employment Agreement"). Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to such terms in your Employment Agreement.
As you know, the current Term of your Employment Agreement as Chairman and Chief Executive Officer ends on January 30, 2018. This letter agreement (this "Letter Agreement") amends your Employment Agreement to extend the Term to January 30, 2019 (the Term as so amended, the "Extended Term"), subject to earlier termination by you or the Company in accordance with the provisions of your Employment Agreement. You and the Company have agreed that during the Extended Term, the Board of Directors may appoint a successor Chief Executive Officer to succeed (and replace) you as Chief Executive Officer in which case you will be Chairman of the Board. You acknowledge and agree that the appointment of a successor Chief Executive Officer during the Extended Term will not constitute "Good Reason" for the purposes of your Employment Agreement or any other agreement or arrangement if you continue to hold or share the position of Chairman, and the terms of your Employment Agreement with respect to compensation and employee benefits (including, for the avoidance of doubt, your annual bonus) otherwise continue in full force and effect. For the avoidance of doubt, your eligibility (and after your death, your spouse's eligibility) to receive monthly Post-Termination Payments as set forth in your Employment Agreement will commence upon your "separation from service" (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended) following the Extended Term and shall continue in accordance with its terms through no later than the tenth anniversary after such commencement.
In addition, to reflect the completion of an internal restructuring of Holdings, whereby the Albertsons group of entities, including Holdings, became direct or indirect subsidiaries of Albertsons Companies, Inc. ("ACI"), (i) Holdings hereby assigns to ACI its rights and obligations under your Employment Agreement, as modified hereby, and ACI assumes such rights and obligations, and (ii) the references to Holdings in the definition of "Change of Control" under your Employment Agreement are hereby amended to refer to ACI.
Except as expressly modified by this Letter Agreement, the terms of your Employment Agreement will continue in full force and effect. If you agree with the terms of this Letter Agreement, including the assignment of your Employment Agreement, as modified hereby, by Holdings and the assumption thereof, by ACI, then please execute and return the enclosed duplicate of this Letter Agreement.

[Signature page follows]

Very truly yours,
ALBERTSONS COMPANIES, INC.
By:    /s/ Robert A. Gordon
Name: Robert A. Gordon
Title: Executive Vice President & General Counsel

AB ACQUISITION LLC
By: /s/ Robert A. Gordon
Name: Robert A. Gordon
Title: Executive Vice President & General Counsel

ACCEPTED AND AGREED:

/s/ Robert G. Miller
Robert G. Miller